Exhibit 99.1

ASSET ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the "Agreement"), dated as of March 16, 2000, by and among CACI, Inc., a Delaware corporation ("CACI"), CACI International Inc, a Delaware corporation and the holder of all of the capital stock of CACI ("Parent"), and Century Technologies, Incorporated (CENTECH), a District of Columbia corporation ("CENTECH"),

W I T N E S S E T H

WHEREAS CACI wishes to purchase from CENTECH, and CENTECH wishes to sell to CACI, certain defined assets ("the Assets") and liabilities ("the Liabilities") of CENTECH,

NOW, THEREFORE, CACI, Parent, and CENTECH hereby agree as follows:

Article 1:    PURCHASE OF ASSETS

1.1	Purchase and Sale of Assets. Upon and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), CENTECH shall sell, transfer and assign to CACI, and CACI shall purchase and acquire from CENTECH, all right, title and interest in and to the tangible and intangible assets of CENTECH identified in Schedule 1.1 attached hereto (the "Assets"). CENTECH warrants that the Net Book Value of the Assets will be One Million Six Hundred Sixty-Seven Thousand Nine Hundred Sixty Dollars and Ninety-Six Cents ($1,667,960.96).

1.2	Assumption of Liabilities. Upon and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), CACI shall assume and shall agree to discharge the liabilities of CENTECH identified in Schedule 1.2 (the "Liabilities"). Except for the liabilities so identified, CACI will assume no liabilities of CENTECH in connection with this transaction. Without limiting the generality of the foregoing, CENTECH shall be solely responsible for payment of all amounts at any time owing by CENTECH with respect to the business of CENTECH, both before and after the Closing Date (except for those liabilities incurred after the Closing Date in connection with assigned subcontracts or novated contracts that are being transferred to CACI as part of this transaction), whether accrued or contingent, known or unknown, other than the Liabilities.

1.3	Instruments of Transfer. The transfer of the Assets to be transferred to CACI at the Closing shall be effected by bills of sale, assignments and such other instruments of transfer as shall transfer to CACI full title to the Assets free and clear of all liens, charges, security interests and other encumbrances whatsoever except the Liabilities, all of which shall be in form and substance acceptable to CACI and its counsel.

1.4	Purchase Price. CACI shall pay to CENTECH as provided in Section 1.5, for the transfer of the Assets, a the purchase price of Seven Million Six Hundred Sixty-Seven Thousand Nine Hundred Sixty Dollars and Ninety-Six Cents ($7,667,960.96) (the "Purchase Price"). In addition, CACI shall assume an amount of the debt owed by CENTECH to First Union Commercial Corporation, as of the Closing Date, set forth on the attached Schedule 1.2 (the "Bank Debt").

1.5	Closing. The closing of the purchase and sale of the Assets (the "Closing") shall be held at the offices of CACI at 10 A.M. EST on March 31, 2000 (the "Closing Date"), to be effective at 12:01 A.M. EST on April 1. 2000, or on such later date as the parties hereto may mutually agree upon in writing. At the Closing, CENTECH shall deliver to CACI the instruments of transfer referred to in Section 1.3, and CACI shall pay to CENTECH the sum of Six Million Six Hundred Sixty-Seven Thousand Nine Hundred Sixty Dollars and Ninety-Six Cents ($6,667,690.96). The parties and First Union National Bank, as Escrow Agent (the "Escrow Agent"), shall enter into an Escrow Agreement in substantially the form attached as Exhibit A (the "Escrow Agreement"); and CACI shall pay to the Escrow Agent the sum of One Million Dollars ($1,000,000) to be held as the Escrow Fund pursuant to the terms of the Escrow Agreement. The Purchase Price shall be paid by wire transfer or by CACI's certified or bank cashier's check payable to CENTECH or the Escrow Agent, as may be appropriate.

Article 2:    REPRESENTATIONS AND WARRANTIES OF CENTECH

CENTECH represents and warrants to CACI and Parent as follows:

2.1	Corporate Status of CENTECH. CENTECH is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia. CENTECH is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the financial condition, business, assets, properties or results of operations of CENTECH.

2.2	Subsidiaries. CENTECH has no Subsidiaries.

2.3	Authority for Agreement. CENTECH has the full corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted and to execute, deliver, and perform this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by CENTECH's Board of Directors and its stockholders, and no other corporate proceedings on the part of CENTECH are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby. CENTECH's Board of Directors has determined that, subject to the fulfillment of the terms and conditions of this Agreement, the transactions contemplated hereby are in the best interest of the stockholders of CENTECH. This Agreement has been duly executed and delivered by CENTECH and constitutes a valid and binding obligation of CENTECH, enforceable against CENTECH in accordance with its terms.

2.4	No Default or Violation. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-Laws or other organizational documents of CENTECH, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which CENTECH is a party or by which it or any of its assets or properties may be bound or which is applicable to it or to any of its assets or properties. Except as set forth in Schedule 2.4, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution and delivery of this Agreement by CENTECH or the consummation by CENTECH of the other transactions contemplated.

2.5	Financial Statements for CENTECH. CENTECH has previously furnished to CACI true and complete copies of its Financial Statements for the fiscal year ended March 31, 1999 and for the nine-month period ended December 31, 1999 (collectively, the "CENTECH Financial Statements"). Each of the balance sheets included in the CENTECH Financial Statements (including any related notes and schedules) fairly presents the financial position of CENTECH as of its date and the other financial statements included in the CENTECH Financial Statements (including any related notes and schedules) fairly present the results of operations or other information included therein of CENTECH for the periods or as of the dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (subject, in the case, of the nine-month period, to normal annual adjustments, the effect of which is not material).

2.6	Absence of Material Adverse Changes and Undisclosed Liabilities. Since December 31, 1999, there has not occurred or arisen, whether or not in the ordinary course of business: (i) any material adverse change in the assets, financial condition, operations or business of CENTECH, or (ii) any event, condition or state of facts of any character that would materially and adversely affect the ability of CACI to use and operate the assets. Except as set forth on Schedule 2.6 hereto, CENTECH has no material liabilities or obligations, fixed, accrued, contingent or otherwise, that are not fully reflected or provided for on, or disclosed in the notes to, the consolidated balance sheet as at December 31, 1999 included in the CENTECH Financial Statements (the "1999 Balance Sheet") except (A) liabilities and obligations incurred in or as a result of the ordinary course of business since December 31, 1999, (B) liabilities and obligations permitted by or provided for or contemplated by this Agreement and (C) liabilities and obligations disclosed on the Schedules delivered hereunder.

2.7	Absence of Certain Changes. Since the date of the 1999 Balance Sheet, CENTECH has conducted its business only in the ordinary course and, except for those items set forth on Schedule 2.7 hereto, has not:

	2.7.1	suffered any damage or destruction in the nature of a casualty loss or other loss that would be treated as an extraordinary item pursuant to Opinion No. 30 of the Accounting Principles Board, whether covered by insurance or not, adversely affecting any property or business of CENTECH;

	2.7.2	granted any increase in the compensation payable or to become payable by CENTECH to its directors, officers, management personnel, consultants or agents whose base individual annual remuneration exceeds $50,000 or any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of such persons;

	2.7.3	encountered any labor union organizing activity material to the business, operations, or condition (financial or otherwise) of CENTECH, had any employee strike, work-stoppage, slow-down or lockout, or any substantial threat of any imminent strike, work-stoppage, slow-down or lock-out, or had any adverse change in its relations with its employees, agents, customers or suppliers or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or is expected by CENTECH to have a material adverse effect on the business, operations, assets, financial condition, or results of operations of CENTECH;

	2.7.4	transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto other than in the ordinary course of business consistent with past practice;

	2.7.5	cancelled or compromised any debts or waived or permitted to lapse any claims or rights of substantial value, or sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

	2.7.6	made any material capital expenditure or commitment for any addition to property, plant or equipment not in the ordinary course of business or in any event in excess of an aggregate of $25,000;

	2.7.7	declared, paid or set aside for payment any dividend or other distribution in respect of capital stock of CENTECH or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of capital stock or other securities of CENTECH;

	2.7.8	made any change in any method of accounting or accounting practice;

	2.7.9	paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or Affiliates, any officer or director of any of its Affiliates or any Associates of any of its Affiliates, officers or directors, except for normal business advances to employees consistent with past practices, directors' fees, compensation to officers and compensation increases permitted by Section 2.7.2;

	2.7.10	granted any options to officers, employees, directors, or Affiliates;

	2.7.11	agreed, whether in writing or otherwise, to take any action described in this Section 2.7; or

	2.7.12	taken or suffered to exist any action that, if taken, not taken, or suffered to exist after the date hereof, would constitute a breach of any of the covenants set forth in this Section 2.7.

2.8	Compliance with Applicable Law. Except as set forth in Schedule 2.8, CENTECH has all requisite licenses, permits and certificates from all foreign, federal, state and local authorities necessary to conduct its business as presently conducted, and to own, lease and operate its properties, except where the absence thereof does not and could not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or properties of CENTECH, and, to the best of CENTECH's knowledge, the business of CENTECH is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, permit, license, concession, grant or other authorization of any court or of any governmental entity or authority.

2.9	Litigation

	2.9.1	To the best of CENTECH's knowledge, there is no investigation, inquiry or review by any governmental entity or authority with respect to CENTECH pending or, to the best of CENTECH's knowledge, threatened, nor has any governmental entity indicated to CENTECH an intention to conduct the same;

	2.9.2	there is no claim, action, suit, arbitration, or proceeding pending or, to the best of CENTECH's knowledge, threatened against or affecting CENTECH or any of its assets or properties, at law or in equity, or before any court, arbitrator, or governmental entity or authority, that either singly or in the aggregate may have any material adverse effect on the financial condition, business, operations, properties or prospects of CENTECH;

	2.9.3	there is no claim, action, suit, labor dispute, investigation or proceeding of any kind, pending or, to the best of CENTECH's knowledge, threatened, that involves, affects or relates to CENTECH or any of its officers, employees or directors in connection with the business and affairs of CENTECH that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, or properties of CENTECH; and

	2.9.4	neither CENTECH nor any of its officers or properties is subject to any order, writ, injunction, decree or judgment of any court, arbitrator or governmental entity or authority.

2.10	Tax Matters. CENTECH has complied in all material respects with the requirements for filing federal, state, local and foreign tax returns and reports required to be filed by it or on its behalf. All taxes shown by the returns to be due and payable have been paid or are reflected as a liability on the CENTECH balance sheets included in the CENTECH Financial Statements. All tax returns of CENTECH that have been audited by any governmental authority since December 31, 1997 are identified on Schedule 2.10 along with the respective authority; CACI has been provided with a copy of all returns and any assessments resulting from such examinations and all assessments, penalties and interest have been paid in full. CENTECH has not been notified in writing or otherwise by any taxing authority of any pending actions, claims, suits or assessments for any tax deficiency. The accruals for taxes reflected on the 1999 Balance Sheet are adequate under generally accepted accounting principles for all unpaid federal, state, local or foreign taxes (including but not limited to interest, charges, fees, levies, or other assessments, gross receipts, excise and franchise taxes and penalties, if any, thereon) due or that will become due for any period commencing prior to the date of the Closing. CENTECH has no material liability, contingent or otherwise, for unpaid federal, state, local or foreign taxes (including but not limited to interest, charges, fees, levies or other assessments, gross receipts, excise and franchise taxes and penalties, if any, thereon) due or that will become due for any period commencing prior to the date of the 1999 Balance Sheet that is not reflected on the 1999 Balance Sheet. CENTECH is not a party to any tax indemnity or tax sharing agreement.

2.11	Employee Benefit Plans; Compliance with ERISA.

	2.11.1	Schedule 2.11 contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by CENTECH and maintained at any time by CENTECH or by any other member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group which includes CENTECH (as defined for purposes of Section 414(b), (c) and (m) of the Code) (collectively, the "CENTECH Plans"). CENTECH has made available to CACI true, correct and complete copies of all CENTECH Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. With respect to all CENTECH Plans, CENTECH has made available the latest Forms 5500. Neither CENTECH nor any Affiliate has ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA. Neither CENTECH nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and, to the best knowledge of CENTECH, there has been no event or circumstance which would cause them to incur any such liability. Neither CENTECH nor any Affiliate has ever maintained a CENTECH Plan providing health or life insurance benefits to former employees. No plan previously maintained by CENTECH or its Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C has occurred with respect to any such CENTECH Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred. With respect to all the CENTECH Plans, CENTECH and every Affiliate are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither CENTECH nor any Affiliate, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the CENTECH Plans, have engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA which could subject CENTECH or CACI or their affiliates, directors or employees or the CENTECH Plans or the trusts relating thereto or any party dealing with any of the CENTECH Plans or trusts to any material tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Neither the CENTECH Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

	2.11.2	Each CENTECH Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to CACI; and, to the best knowledge of CENTECH, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each CENTECH Plan which is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing Date under the CENTECH Plan terms and applicable law have been made or accrued.

	2.11.3	There are no actions, suits or claims pending or, to the best knowledge of CENTECH, threatened, with respect to any of the CENTECH Plans, and there are no outstanding written requests, other than routine requests for information concerning such CENTECH Plans, by participants, beneficiaries or any government agency. All of the liabilities with respect to all of the CENTECH Plans are accurately reflected in the 1999 Balance Sheet.

2.12	Employment-Related Matters. (i) CENTECH is in compliance in all material respects with all applicable laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment; (ii) CENTECH is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of CENTECH; (iii) there is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy in effect, that is pending or, to the knowledge of CENTECH, threatened against or otherwise affecting CENTECH and CENTECH has not experienced any labor controversy within the past three years; (iv) no labor organization has claimed to represent any of the employees of CENTECH for collective bargaining, and no one has sought any election or other proceeding to establish a collective bargaining representation; (v) CENTECH has not closed any plant or facility, effectuated any layoffs (except for layoffs due to reductions in work at certain facilities, which have not at any time involved a sufficient number of employees to impose any obligation on CENTECH under the Worker Adjustment and Retraining Notification Act) of employees or implemented any early retirement, separation or window program at any time from or after January 1, 1999, nor has CENTECH planned or announced any action or program for the future with respect to which CENTECH has any material liability; and (vi) CENTECH is in compliance in all material respects with its and their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement or statute relating to employment; provided, however, that nothing in this Section 2.12 shall be construed as any representation or warranty relating to the Code or ERISA.

2.13	Environmental.

	2.13.1	(i) CENTECH is in full compliance in all material respects with all applicable Environmental Laws (as hereinafter defined in Section 7.1), (ii) CENTECH has not received any communication (written or oral), whether from a governmental authority, employee, or any other person that alleges that CENTECH is not in such full compliance, (iii) to CENTECH's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future, and (iv) all permits and other governmental authorizations currently held by CENTECH pursuant to the Environmental Laws are in full force and effect and no other permits are required by CENTECH.

	2.13.2	To the knowledge of CENTECH, there is no Environmental Claim pending or threatened against or involving CENTECH or against any person or entity whose liability for any Environmental Claim CENTECH has retained or assumed either contractually or by operation of law.

	2.13.3	There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern by CENTECH or by any other person to CENTECH's knowledge that could form the basis of any Environmental Claim against CENTECH or, to the knowledge of CENTECH, against any person or entity whose liability for any Environmental Claim CENTECH has retained or assumed either contractually or by operation of law.

	2.13.4	Without in any way limiting the generality of the foregoing, (i) no polychlorinated biphenyls are or have been used or stored by CENTECH at any storage facility leased by CENTECH and no polychlorinated biphenyls are or have been used or stored at any other property leased by CENTECH and (ii) no friable asbestos or asbestos-containing material is present at any property leased by CENTECH.

2.14	No Broker's or Finder's Fees. Except as described in Schedule 2.14, CENTECH has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement or any other acquisition transaction involving CENTECH.

2.15	Assets Other Than Real Property.

	2.15.1	Except as set forth on Schedule 2.15, CENTECH has good marketable title to, or a valid leasehold interest in, all of the assets other than real property shown on the 1999 Balance Sheet, except as to assets disposed of since December 31, 1999 in the ordinary course of business and in a manner consistent with past practice. Except as described in Schedule 2.15, none of such assets is subject to any mortgage, pledge, lien, security interest, lease or other encumbrance, except as reflected in the 1999 Balance Sheet or except for those incurred or made in the ordinary course of business that do not materially impair the usefulness of such assets or properties in the conduct of the business of CENTECH.

	2.15.2	The inventories shown on the 1999 Balance Sheet, and all inventories acquired since such date, consist of items of a quantity and quality usable or saleable in the normal course of business of CENTECH, and the aggregate fair market value of the inventories shown on the 1999 Balance Sheet was, as of such date, at least equal to the dollar amount shown on the 1999 Balance Sheet for such inventories. All receivables have been collected or are collectible in the amounts shown, less any allowances for doubtful accounts shown on the 1999 Balance Sheet. To the best of CENTECH's knowledge, all plant and equipment and personal property owned by CENTECH and included in the Assets are in good operating condition and repair (other than fully-depreciated Assets).

2.16	Real Property.

	2.16.1	CENTECH does not own any real property.

	2.16.2	Schedule 2.16 sets forth a true, correct and complete list as of the date hereof of all leases of real property useful to CENTECH to which CENTECH is a party (the "Leases"); CENTECH is not a party to any ground lease. True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto (which are identified on Schedule 2.16), have previously been delivered by CENTECH to CACI. The Leases grant leasehold estates free and clear of all mortgages, liens, claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever granted by or caused by the actions of CENTECH, and CENTECH enjoys a right of quiet possession as against any lien or other encumbrance on the property. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and have not been modified or amended since the date of delivery to CACI. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. There has not occurred any event that would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor to CENTECH's knowledge has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or material default. CENTECH is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by CENTECH.

	2.16.3	CENTECH is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to its respective real properties, whether owned or leased, where such violation has or could reasonably be expected to have a material adverse effect on the ability of CACI to use and employ the Assets in substantially the way that CENTECH now does. There are no proceedings materially affecting any of such real properties that are pending or, to the best of CENTECH's knowledge, threatened and that could have a materially adverse effect on the present or future use of any such real property for the purpose for which it is used or the purpose for which it is intended to be used. All buildings, structures and fixtures used by CENTECH in the conduct of the business of CENTECH, are, to the best of CENTECH's actual knowledge without special inquiry, in good operating condition and repair and are insured with coverages that are usual and customary for similar properties and similar businesses.

	2.16.4	CENTECH has access to its respective properties, whether owned or leased, by way of public ways or to the best of CENTECH's actual knowledge without special inquiry, valid easements or rights of way sufficient to conduct the business of CENTECH as presently conducted.

2.17	Agreements, Contracts and Commitments.

	2.17.1	Existence. Except as disclosed in Schedule 2.17 or Schedule 2.11 CENTECH is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement that contains any severance pay liabilities or obligations;

(c) any agreement for personal services or employment that is not terminable on 30 days' (or less) notice by CENTECH without penalty or obligation to make payments related to such termination;

(d) any agreement of guarantee or indemnification in an amount that is material to CENTECH taken as a whole or to CENTECH taken alone;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of CENTECH to compete with any person in any geographic area or to engage in any line of business;

(f) any lease (other than real property leases listed in Schedule 2.16 or equipment leases under which CENTECH is lessor) to which CENTECH is a party as lessor or lessee that (x) provides for future payments of $10,000 or more, or (y) is material to the conduct of the business of CENTECH considered as a whole or to the conduct of the business of CENTECH considered alone;

(g) any joint venture agreement or profit-sharing agreement (other than with employees);

(h) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to CENTECH or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $5,000 or more;

(i) any license agreement, either as licensor or licensee, or distributor, dealer, franchise, manufacturer's representative, sales agency or other similar agreement or commitment, other than off-the-shelf software packages (such as Microsoft Windows 98);

(j) any contract or agreement for the future sale by CENTECH of materials, products, services or supplies that involves the payment to CENTECH of more than $50,000 or continues for a period of more than twelve months (including periods covered by any option to renew by either party), other than warranties and service agreements entered into with respect to products sold in the ordinary course of business and consistent with past practice;

(k) any contract or agreement for the future purchase by CENTECH of any materials, equipment, services, or supplies, that either provides for payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months' notice or was not entered into in the ordinary course of business;

(l) any agreement that provides for the sale of goods or services that will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

(m) any agreement or arrangement for the assignment, sale or other transfer by CENTECH of any agreement or lease (or right to payment thereunder) by which it leases materials, products or other property to a third party;

(n) any contract or agreement that provides for payment to CENTECH of more than $50,000 and is subject to any discount or price reduction arrangement other than as appears on the face of the agreement;

(o) any agreement or commitment exceeding $25,000 in amount for the acquisition, construction or sale of fixed assets owned or to be owned by CENTECH;

(p) any agreement or commitment, not elsewhere specifically disclosed pursuant to this Agreement, to which present or former directors, officers or Affiliates of CENTECH or any of their Associates are parties, provided that only such agreements or commitments are required to be described herein as are required to be disclosed under the proxy rules and regulations promulgated under the Exchange Act;

(q) any agreement or arrangement for the sale of any of the assets, properties or rights of CENTECH (other than in the ordinary course of business) or for the grant of any preferential rights to purchase any of its assets, properties or rights;

(r) any contract or agreement not described above that was not made in the ordinary course of business and that is material to the business, operations, assets, financial condition, results of operations or properties of CENTECH.

	2.17.2	Breach. All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed on Schedule 1.1 pursuant to this Section 2.17 are valid and in full force and effect and CENTECH has not, nor, to the knowledge of CENTECH, its officers or directors, has any other party thereto, breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances that would reasonably indicate that CENTECH will or may be in such breach or default under, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, which breach or default (a) has not been cured and (b) has or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, or properties of CENTECH. Schedule 2.17.2 correctly identifies each such contract the provisions of which would be materially and adversely affected by this Agreement and each such contract that requires the consent of a third party to the Agreement in order to assign the contract.

2.18	Absence of Certain Payments. Neither CENTECH nor any director, officer, employee or, to the best of CENTECH's knowledge, any agent or other person associated with or acting on behalf of any of them has used any funds of CENTECH for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

2.19	Trademarks, Patents, etc. CENTECH owns, or is licensed or otherwise has the full right to use, all patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, confidential information, technology, know-how and processes (collectively "Intellectual Property") of material importance to the conduct of their business as presently conducted. Schedule 2.19 lists all patents and all registered trademarks, service marks, trade names and copyrights, and all applications for any of the foregoing, that are owned by CENTECH. Schedule 2.19 also lists all material license agreements pursuant to which CENTECH is licensed under any Intellectual Property (the "Licensed Intellectual Property"). (i) Each of the patents and registered trademarks, service marks, trade names and copyrights, and each application for any of the foregoing, that is identified on Schedule 2.19 as owned by CENTECH, is, together with the goodwill of the business associated with any marks, owned by CENTECH free and clear of any license, sublicense, agreement, judgment, order, decree, stipulation or material adverse lien or encumbrance; (ii) to the best knowledge of CENTECH, the business and operations of CENTECH does not infringe upon or violate any Intellectual Property owned by any third party; (iii) CENTECH has not received, within the past three (3) years, notice of any claim that CENTECH has infringed or violated any Intellectual Property of any third party, or that any Intellectual Property identified on Schedule 2.19 as owned by CENTECH is invalid or violates or infringes upon the rights of any third party; and (iv) CENTECH has not sent or otherwise communicated to another person any notice, charge, claim or other assertion of, nor does CENTECH have any knowledge of, any present, impending or threatened infringement or violation by any third party of any Intellectual Property or Licensed Intellectual Property of CENTECH, or any acts of unfair competition by any third party. CENTECH maintains reasonable security measures to prevent disclosure or transfer to unauthorized persons of any trade secrets and confidential information that are proprietary and material to their business.

2.20	Insurance Contracts; Banking Relationships. Schedule 2.20 lists all contracts of insurance and indemnity (not shown in any other schedule referred to in this Agreement) in force at the date hereof with respect to CENTECH. Schedule 2.20 also shows the names and locations of all banks in which CENTECH has accounts or lines of credit and, with respect to each such account or line of credit, the names of all persons authorized to draw thereon.

2.21	Powers of Attorney, Guarantees. Except as set forth in Schedule 2.21, CENTECH does not have any power of attorney outstanding except to customs brokers in the ordinary course of business and consistent with past practice, nor any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business), co-maker or indemnitor in respect of the obligation of any person, corporation (other than wholly-owned Subsidiaries of CENTECH), partnership, joint venture, association, organization or other entity.

2.22	Interests of Officers. None of the officers or directors of CENTECH has any interest in any property, real or personal, tangible or intangible (except for furniture and other items located in and around the office of CENTECH's President), including Intellectual Property used in or pertaining to the business of CENTECH, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

2.23	No Misrepresentations. No representation or warranty by CENTECH in this Agreement, including the Exhibits and Schedules provided for herein, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

Article 3:    REPRESENTATIONS AND WARRANTIES OF CACI

CACI and Parent jointly and severally represent and warrant to CENTECH as follows:

3.1	Corporate Status of CACI and its Subsidiaries. CACI and Parent are corporations duly organized, validly existing and in good standing under the laws of Delaware. CACI and Parent are duly qualified to do business as foreign corporations and are in good standing in all jurisdictions in which the character of the properties owned, leased or operated by each or the nature of the business transacted by each makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of Parent and its Subsidiaries considered as a whole.

3.2	Subsidiaries. Parent has 15 significant Subsidiaries: They are listed in Exhibit 21 to Parent's Annual Report (Form 10-K) for the year ended June 30, 1999, as filed with the SEC. Parent owns all of the outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, pledges, security interests, encumbrances, and other restrictions and agreements with respect thereto. All outstanding shares of capital stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Parent or any of its Subsidiaries to issue, sell or otherwise dispose of any shares of capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of capital stock, of any of Parent's Subsidiaries. Other than shares of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other equity interest in any business organization, entity or enterprise.

3.3	Authority for Agreement. CACI and Parent have the full corporate power to own, lease and operate their properties and to conduct their businesses as currently owned, leased, operated and conducted and to execute, deliver, and perform this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of CACI and Parent and no other corporate proceedings on the part of CACI or Parent including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by CACI and Parent and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.

3.4	No Default or Violation. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of Parent or any of its Subsidiaries, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their assets or properties may be bound or which is applicable to any of them or any of their assets or its properties. No authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution and delivery of this Agreement by CACI or Parent or the consummation by CACI and Parent of the other transactions contemplated hereby or to enable Parent and its Subsidiaries to continue to conduct their business after the Closing in a manner consistent in all material respects with that in which they are currently conducted.

3.5	Annual Reports. Parent has previously furnished to CENTECH true and complete copies of its published consolidated Annual Reports, for each of the three fiscal years ended June 30, 1997, 1998 and 1999 and for the six-month period ended December 31, 1999 (the "CACI Reports"). Each of the balance sheets included in the CACI Reports (including any related notes and schedules) fairly presents the consolidated financial position of the Parent and its consolidated subsidiaries, including CACI, as of its date and the other financial statements included in the CACI Reports (including any related notes and schedules) fairly present the consolidated results of operations or other information included therein of the Parent and its consolidated subsidiaries, including CACI, for the periods or as of the dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. None of the CACI Reports contained as of its date any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) is required to be amended or supplemented as of the date of this Agreement. Since December 31, 1999, the Parent has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations thereunder, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such act.

3.6	Absence of Material Adverse Changes and Undisclosed Liabilities. Except as set forth on Schedule 3.6 or as disclosed in the CACI Reports, since December 31, 1999 there has not occurred or arisen, whether or not in the ordinary course of business: (i) any material adverse change in the assets, financial condition, operations or business of Parent and its Subsidiaries considered as a whole, or (ii) any event, condition or state of facts of any character that might materially and adversely affect the results of operations, business, financial condition or prospects of Parent and its Subsidiaries considered as a whole. Parent and its Subsidiaries, considered as a whole, have no material liabilities or obligations, fixed, accrued, contingent or otherwise, that are not fully reflected or provided for on, or disclosed in the notes to, the consolidated balance sheet as at December 31, 1999 included in the CACI Reports (the "1999 Balance Sheet") or elsewhere in the CACI Reports, except (A) liabilities and obligations incurred in or as a result of the ordinary course of business since December 31, 1999, none of which individually or in the aggregate has been or is materially adverse to the operations, business, financial condition or prospects of CACI and its Subsidiaries considered as a whole, (B) liabilities and obligations permitted by or provided for or contemplated by this Agreement and (C) liabilities and obligations disclosed on the Schedules delivered hereunder.

3.7	No Misrepresentations. No representation or warranty by CACI in this Agreement, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of CACI pursuant to this Agreement nor any document or certificate delivered to CENTECH pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

3.8	No Broker's or Finder's Fees. Neither CACI nor Parent has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.9	No Financing Required. CACI and Parent intend and expect to pay the Purchase Price from cash resources currently available to Parent and will not require any new financing.

Article 4:    COVENANTS

It is further agreed as follows:

4.1	Conduct of Business. Between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1, except as contemplated by this Agreement or as otherwise consented to by CACI in writing, CENTECH shall keep and observe the following covenants:

	4.1.1	CENTECH shall conduct the operations of CENTECH and pay its accounts payable according to its ordinary and usual course of business consistent with past practices and shall use all reasonable efforts to preserve intact its business organization, facilities, good will, assets, prospects, and licenses, permits and certificates from federal, state and local authorities, retain its present officers, and to maintain satisfactory relationships with businesses, suppliers, distributors, customers and others having business relationships with it, and further:

(s) shall maintain in full force and effect all contracts of insurance and indemnity specified in any Schedule hereto;

(t) shall repair and maintain all of its tangible properties and assets in accordance with its usual and ordinary repair and maintenance standards;

(u) shall confer on a regular and frequent basis with representatives of CACI to report material operational matters and the general status of ongoing operations;

(v) shall notify CACI of any material emergency or other material change in the operation of the business or properties of CENTECH and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

(w) shall deliver to CACI true and correct copies of any reports, statements or schedules filed by it with the SEC subsequent to the date of this Agreement within one day of the date on which such document is so filed.

	4.1.2	CENTECH shall not without the prior written consent of CACI:

(a) borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent), except obligations incurred in the ordinary course of business;

(b) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the balance sheet included in the most recent financial statements delivered to CACI or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice or in connection with this transaction or other proposed acquisition transactions;

(c) grant or make any general increase in the compensation of officers, management personnel, employees, agents or consultants (including any such increase pursuant to any bonus, pension, insurance, profit-sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any officer or employee;

(d) except as required by this Agreement or by applicable law, amend or adopt in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(e) make any capital expenditure or commitment for addition to CENTECH's assets, property, plant or equipment not in the ordinary course of business and consistent with past practice or in any event in excess of an aggregate of $10,000;

(f) dispose, mortgage, pledge or otherwise encumber any of the Assets, and in no event shall an asset having a value of $10,000 or more be sold by it except in the ordinary course of business and consistent with past practice;

(g) enter into an agreement, contract, or commitment that, if entered into prior to the date hereof, would be required to be listed on a Schedule delivered to CACI pursuant to the terms of this Agreement;

(h) amend, terminate or change in any material respect any lease, contract, undertaking or other commitment listed in any Schedule or knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause a breach of any such lease, contract, undertaking or other commitment;

(i) transfer or grant any rights under, or enter into any settlement regarding the breach or infringement of, any United States or foreign Intellectual Property or modify any existing rights with respect thereto other than in the ordinary course of business and consistent with past practice;

(j) cancel or compromise any debts, or waive, release, transfer or permit to lapse any claims or rights of substantial value, or sell, lease, transfer or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(k) make any change in any method of accounting or accounting practice;

(l) enter any transaction which, in CACI's reasonable judgment, is materially adverse to the business, operations, financial condition, properties or prospects of CENTECH, whether or not such transaction is in the ordinary course of business;

(m) agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement materially untrue or incorrect.

	4.1.3	CENTECH will promptly advise CACI in writing of the commencement or written threat of any claim, litigation or proceeding against CENTECH, whether covered by insurance or not, (i) when the amount claimed exceeds $10,000 in any one case or $100,000 in the aggregate, (ii) when such claim, litigation, proceeding or written threat thereof relates in any way to this Agreement or any of the transactions contemplated hereby.

4.2	Access and Information; Confidentiality.

	4.2.1	Each party shall afford to the other party and to its officers, employees, accountants, counsel and other authorized representatives (including lenders) full and complete access, upon 24 hours advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement, if any, pursuant to Section 6 hereof, to its plants, properties, books and records and those of its Subsidiaries, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to the other party such additional financial and operating data and other information as to its business and properties and those of its Subsidiaries as the other party may from time to time reasonably request. CENTECH shall permit CACI to confirm with suppliers of CENTECH the title to any Assets in such suppliers' possession, and shall permit CACI to confirm with obligors under the Receivables the value and amount thereof.

	4.2.2	Each party and its representatives will hold in strict confidence all documents and information concerning the other party and its Subsidiaries furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action by the party in violation of this Section 4.2, (ii) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (iii) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not release or disclose any such documents or information to any other person and shall not use nor permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement, each party shall return to the other party all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein.

4.3	Further Assurances. Subject to terms and conditions herein provided and to the fiduciary duty of each party's Board of Directors and officers, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Agreement and the other transactions contemplated by this Agreement. In case at any time any further action, including the obtaining of waivers and consents under material contracts and leases, is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement are hereby directed and authorized to use their efforts to effectuate all required action. After the Closing, each party will provide to the other parties without charge reasonable assistance and inquiry access to its officers and employees for information appropriate to secure the respective benefits of this Agreement, including without limitation information required to prepare tax returns and progress reports and other documents related to assigned, subcontracted, or novated contracts.

4.4	Releases of Information. Neither party shall announce or disclose to any other person (other than the respective parties, employees, agents, advisors or representatives who have a "need to know" in order to help effectuate the transaction) the terms or provisions of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as disclosure may be required by law. CACI and CENTECH shall consult each other before issuing any press release or other public announcement referring to this Agreement or the terms and conditions of the transactions contemplated hereby.

4.5	Restricted Activities and Transactions. CENTECH will not, directly or indirectly, solicit or authorize the solicitation of, or enter into any agreement or understanding or engage in any discussions with, or disclose any nonpublic information concerning either party to, or otherwise cooperate in any way with, any person or entity with respect to any offer or possible offer from a third party concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction (an "Acquisition Proposal"). Notwithstanding the foregoing, the party may discuss, negotiate, enter into an agreement with or furnish information concerning its business, properties or assets to any person or entity ("entertain an Acquisition Proposal") if that party has received an Acquisition Proposal without prior solicitation and the party's outside legal counsel advises the party's Board of Directors in writing that it would be a breach of their fiduciary responsibilities to refuse to entertain the Acquisition Proposal. In the event that CENTECH accepts an Acquisition Proposal from any person or entity other than CACI or that CENTECH's Board of Directors fails to approve or withdraws or modifies its approval of the transaction contemplated by this Agreement except in response to a failure of CACI to satisfy any condition precedent to CENTECH's obligation to consummate the purchase and sale, CENTECH shall pay to CACI the sum of $300,000 as compensation for the effort and expense incurred by CACI in negotiating this Agreement and otherwise preparing to consummate the transactions contemplated hereby.

4.6	Acquisition Proposals. Each party will provide the other party with same-day notice of any Acquisition Proposal that the party receives from or on behalf of any third party, including in such notice the identity of the offeror and the complete terms of such offer, and will provide the other party with same-day notice of the receipt of any information that such an offer may be made and any available details with respect to such potential offer.

4.7	Notification of Certain Matters. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence or failure to occur of any event that (a) would be likely to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, or (b) will or may result in the failure to satisfy any of the conditions specified in Article V.

4.8	Indemnification. Subject to the terms this Section 4.8, CENTECH (hereinafter sometimes referred to as the "Indemnifying Party") hereby agrees to indemnify CACI and its directors, officers, employees, Affiliates, representatives, successor and assigns (collectively "Indemnified Parties") from and against all Losses in connection with or otherwise relating to any of the following:

(a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by CENTECH in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement; and

(b) any breach of any covenant, agreement or obligation CENTECH contained in this Agreement, or any Exhibits or Schedules hereto, to be performed by CENTECH at or prior to Closing.

	4.8.1	Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party seeking indemnification, shall promptly notify CENTECH in writing of the claim and the facts believed to constitute the basis for such claim, all with reasonable specificity in light of the facts then known; provided, however, that, failure to so notify the Indemnifying Party shall not discharge the Indemnifying Party from any of its liabilities and obligations hereunder except and to the extent that the failure prejudices the Indemnifying Party's ability to raise a substantial defense to the claim and except to the extent of any liabilities or obligations caused by or arising out of such failure to notify. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may settle any matter (in whole or in part) without the Indemnified Party's prior consent, if such settlement includes a complete and unconditional release of the Indemnified Party.

	4.8.2	Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is a third party ("Third Party Claims"), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding; provided, however, that the Indemnified Party shall have the right to defend against such claim or legal proceedings at its expense and in such manner as it may deem appropriate, including but not limited to, settling such claim or legal proceedings on such terms as the Indemnified Party may deem appropriate, provided, however, that no such settlement shall be at the Indemnifying Party's expense unless it is approved in advance by the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 4.8.1 above, (a) the Indemnified Party may defend against such claim or legal proceeding at the expense of the Indemnifying Party and in such manner as it may reasonably deem appropriate, including but not limited to, settling such claim or legal proceeding at the expense of the Indemnifying Party and on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. No settlement of any claim or legal proceeding by an Indemnified Party shall be conclusive as to the amount of the Loss incurred by such Indemnified Party in connection with such claim or legal proceeding.

	4.8.3	Application of Escrow; Release of Escrow Funds. Any claim by CACI or Parent for indemnification shall be recovered first by disbursement from the Escrow Fund under the provisions of the Escrow Agreement. The Escrow Fund shall be reduced from time to time by disbursement to CACI or Parent in payment of resolved claims for indemnification and by disbursement to CENTECH of the following amounts at the following times:

(a) The amount of Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be necessary so that the undisbursed balance of the Escrow Fund is sufficient to cover the sum of all claims resolved in CACI's or the Parent's favor and not theretofore paid and all claims asserted but not then resolved (the "Minimum Escrow Balance") shall be released on the date that is six months after the Novation Date; and

(b) The amount of the Escrow Fund in excess of the then Minimum Escrow Balance shall be released on the date that is one year after the Novation Date.

	4.8.4	Limitation of Liability. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall have no liability to the Indemnified Party under this Section 4.8 until the aggregate amount of all Losses claimed by the Indemnified Party exceeds Seventy-five Thousand Dollars ($75,000) and then only for Losses in excess of that amount. In no event shall CENTECH be liable for any amount in excess of the aggregate Purchase Price, except to the extent of Losses arising from a fraudulent or knowing violation on the part of CENTECH.

	4.8.5	Treatment of Indemnification Payments. All indemnification payments under this Section 4.8 shall be deemed adjustments to the Merger Price.

4.9	Benefit Plans

	4.9.1	All employees of CENTECH who become employees of CACI from and after the Closing shall receive full credit for any service which they performed for and on behalf of CENTECH, for purposes of eligibility to participate, accrual of benefits, and vesting schedules under any of CACI's employee benefit plans or programs.

	4.9.2	Upon presentation of satisfactory confirming documentation, for calendar year 2000, all employees of CENTECH who become employees of CACI and who choose to be covered under CACI's PPO/Indemnity Group Health Insurance Plan shall receive full credit for any deductible or out-of-pocket expenses which they have incurred under the CENTECH group health plan.

	4.9.3	All employees of CENTECH who become employees of CACI shall be able to carry over all leave which they had accrued, but not used, prior to the Closing.

	4.9.4	CENTECH shall retain full responsibility for the continued administration and/or termination of its 401(k) plan.

4.10	Temporary Holdover in Silver Spring. For the period from the Closing Date until thirty (30) days after the Novation Date defined in Section 4.11.10 (the "Holdover Period"), CACI will permit up to eight (8) employees of CENTECH to continue to occupy the space and to use the facilities that they now occupy and use (the "Holdover Space") on the premises now leased by CENTECH in Silver Spring, Maryland, at no charge to them or to CENTECH; and CENTECH will keep in force all existing insurance coverages on the premises and relating to those employees. If any CENTECH employee continues to occupy and use any of the Holdover Space after the Holdover Period, CENTECH will be liable to CACI for compensation in an amount equal to three times the monthly rent for which CACI is obligated with respect to the Silver Spring premises, prorated for the portion of the premises constituting the Holdover Space and the number of days of occupancy after the Holdover Period. CACI may assert CENTECH's liability for compensation as an indemnification claim against the Escrow Fund. In no event may any employee of CENTECH occupy or use any part of the Silver Spring premises after the Holdover Period.

4.11	Assignment and Assumption of Contracts

	4.11.1	Assignment and Assumption of Executory Contracts. At closing, CENTECH will assign to CACI, and CACI will assume all responsibilities of CENTECH under, all executory contracts listed in Schedule 1.1 to which CENTECH is a party and which may be assigned by CENTECH to CACI.

	4.11.2	Performance of Non-Assignable Contracts. With respect to each contract listed in Schedule 1.1 which cannot be assigned at the Closing to CACI for any reason, including any requirement for the consent of the other contracting party or for novation in the case of a contract with the federal government (herein referred to as a "Non-Assignable Contract"), CACI shall perform CENTECH's responsibilities thereunder until assignment (or novation in the case of contracts with the federal government) of such contract has been approved, the contract has been completed, or the contract has otherwise terminated.

	4.11.3	Payments Received from Non-Assignable Contracts. CACI shall be entitled to any and all payments received by CENTECH under any Non-Assignable Contract, and such payments received by CENTECH shall be deemed to be held by CENTECH as agent solely for CACI and shall be held in trust for the sole benefit of CACI. Any payments with respect to such Non-Assignable Contracts which CENTECH may receive in the name of CENTECH may be endorsed, deposited, drawn against or otherwise used by CACI as its property and CENTECH hereby authorizes CACI to sign CENTECH's name or act in CENTECH's stead with full power of attorney with regard to such payments.

	4.11.4	Assignment of Proceeds from all Contracts. CENTECH hereby sells, assigns, conveys, grants, and transfers to CACI all of CENTECH's right, title, and interest in and to all cash and non-cash proceeds from CENTECH's receivables or other payment due to CENTECH with respect to the contracts listed in Schedule 1.1, including the Non-Assignable Contracts, and including, without limitation, claims against governmental entities. All such proceeds shall automatically and immediately become the property of CACI at the earliest moment allowed by law and shall be paid to CACI immediately upon receipt by CENTECH. Any and all proceeds and payments received by CENTECH shall be deemed to be held by CENTECH as agent solely for CACI and shall be held in trust for the sole benefit of CACI.

CENTECH will direct the appropriate disbursement and payment offices to remit all receivables, payments, proceeds, and moneys with respect to the contracts listed in Schedule 1.1 to a location, including if requested by CACI to a bank account, under the sole control of CACI.

	4.11.5	Execution of Documents to Implement Assignments. CENTECH will execute and deliver to CACI any and all documents requested by CACI which are necessary to accomplish the assignment from CENTECH to CACI of the payments, proceeds and receivables conveyed by the provisions of this Agreement to CACI, including, but not limited to, instruments of assignment and notices of assignment to financial institutions.

	4.11.6	Novation of Government Contracts. CENTECH shall use its best efforts to facilitate a novation of all Non-Assignable Contracts with federal government entities contemporaneously with Closing, or as soon thereafter as practicable, and shall cooperate to consummate a novation or similar agreement.

	4.11.7	Assignment of all other Contracts. CENTECH shall use its best efforts to facilitate an approved assignment of all Non-Assignable Contracts with parties other than federal government entities contemporaneously with Closing, or as soon thereafter as practicable, and shall cooperate to consummate an assignment or similar agreement.

	4.11.8	Subcontracting. Upon request by CACI at any time following Closing, CENTECH shall enter into subcontracts or similar arrangements with CACI to reflect CACI's obligation and entitlement to perform CENTECH's responsibilities under Non-Assignable Contracts.

	4.11.9	Indemnification of CENTECH. If CENTECH is required to perform, or to guarantee CACI's performance of, any contract listed in Schedule 1.1 after the Closing, whether pursuant to a novation agreement or otherwise, CACI shall indemnify and hold harmless CENTECH to the extent of any payment on any such required performance or on any such guarantee made by CENTECH. In addition, if CENTECH is required to make payment because of the termination of any contract listed in Schedule 1.1 after the Closing, CACI will indemnify and hold harmless CENTECH to the extent of any such payment required to be made.

	4.11.10	Department of State Contract. Notwithstanding the provisions of Section 4.11.2 above, if required by the Department of State, CENTECH will continue through its own retained employees to perform its obligations under the Department of State Contract number SDTSPO-97-D3011 ("Department of State Contract") from and after the Closing until the date when the Department of State Contract has been novated to CACI, the contract has been completed, or the contract has otherwise terminated (the "Novation Date"). CENTECH shall use its best efforts to facilitate a novation of the Department of State Contract to CACI as soon after Closing as practicable. Until the novation, and again only if required by the Department of State, CENTECH's and CACI's responsibilities will be as follows:

CENTECH will, following the Closing, retain the employees and retain possession of those business assets necessary to enable CENTECH to perform the Department of State Contract. Upon novation of the contract to CACI, or upon completion or termination of the contract, CENTECH will take all appropriate action necessary to assist CACI in hiring those employees to whom CACI extends offers of employment, and CENTECH will return the business assets in such condition and state as they then exist to CACI.

CENTECH will instruct all of its personnel performing work on the Department of State Contract to adhere to day to day operational instructions from management of CACI. All revenue received by CENTECH from the contract shall be paid over to CACI as described in Sections 4.11.3 and 4.11.4 above. CACI shall act as paying agent for CENTECH and shall make payment to the employees of CENTECH who will be performing the contract, using the taxpayer identification number of CENTECH.

The Department of State Contract shall be operated exclusively for the ultimate benefit and account of CACI. CACI shall advance the moneys necessary for the performance of the contract. Any profit (revenues in excess of expenses) on the contract shall be accrued for the benefit of CACI and any loss (expenses in excess of revenues) shall be sustained by CACI.

Article 5:    CONDITIONS PRECEDENT

5.1.1	Conditions Precedent to the Obligations of Each Party. The obligations of CENTECH and CACI to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following conditions and CENTECH and CACI shall exert their best efforts to cause each such condition to be so fulfilled:

	5.1.1	No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Acquisition or any other material transaction contemplated by this Agreement shall be in effect (each party agreeing to use its best efforts to have any such injunction or other order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Acquisition.

	5.1.2	There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the Acquisition.

	5.1.3	All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the Acquisition shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority (it being understood that, as to contracts that may be novated, approval of the government contracting authority may be sought after the closing).

5.2	Conditions to Obligation of CACI to Effect the Acquisition. The obligation of CACI to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions and CENTECH shall exert its best efforts to cause each such condition to be so fulfilled:

	5.2.1	CENTECH shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; and CENTECH shall have delivered to CACI a certificate to that effect, dated the date of the Effective Time and signed by the President of CENTECH.

	5.2.2	The representations and warranties of CENTECH contained in this Agreement shall be true and correct in all material respects as of the Closing, and as of the Effective Time as if made at the Effective Time, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date) and modifications or corrections appropriate to update and representations, which are not collectively a material adverse change; and CENTECH shall have delivered to CACI a certificate to that effect, dated the date of the Effective Time and signed by the President of CENTECH.

	5.2.3	Subject to the provisions of Section 4.11, CENTECH shall have received, all in form and substance satisfactory to CACI's judgment reasonably exercised, all consents, approvals and waivers under any loan or other agreements of CENTECH that are required in connection with the transactions contemplated hereby; and all filings, registrations, approvals and authorizations by or with, and notifications to, all governmental authorities, domestic or foreign, or other organizations required by CENTECH for consummation of the transactions contemplated by this Agreement shall have been made or received, and shall be in full force and effect, except for any consents, approvals or waivers or any filings, registrations, approvals, authorizations or notifications that, if not received or made, would not, in the aggregate, have a material adverse effect on the business, financial condition or operations of CACI or CENTECH.

	5.2.4	CACI shall have received an opinion or opinions of counsel to CENTECH in form and substance satisfactory to counsel to CACI, addressed to CACI, dated the date of the Effective Time, to the effect set forth in Exhibit B hereto.

	5.2.5	CENTECH shall have delivered to CACI customary officers' certificates relating to bring-down of representations and warranties, compliance with conditions, incumbency of officers, and corporate authorization.

	5.2.6	Since the date of this Agreement there shall not have been any material adverse change of any nature in the financial condition, business, operations, or properties of CENTECH.

	5.2.7	CENTECH shall have provided CACI with assurances satisfactory to CACI in its sole discretion that CACI will be able to obtain full releases of all liens and other security interests outstanding with respect to any of the Assets by paying agreed amounts to identified financial institutions to pay off or to reduce indebtedness of CENTECH related to the corresponding Assets.

	5.2.8	CACI shall have completed its "soft due diligence" review of CENTECH's business and operations and shall have determined in its sole discretion that the result is satisfactory to CACI.

5.3	Conditions to Obligations of CENTECH to Effect the Acquisition. The obligation of CENTECH to effect the Acquisition shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions and CACI shall exert its best efforts to cause each such condition to be so fulfilled:

	5.3.1	CACI shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Effective Time; and CACI shall have delivered to CENTECH a certificate to that effect, dated the date of the Effective Time and signed by its President, a Vice President, or Secretary.

	5.3.2	The representations and warranties of CACI and Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at such date, except for representations and warranties made expressly as of the date of this Agreement or as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and CACI and Parent shall have delivered to CENTECH a certificate to that effect, dated the date of the Effective Time and signed by its President or a Vice President, and Secretary.

	5.3.3	CACI and Parent shall have received, all in form and substance satisfactory to CENTECH's judgment reasonably exercised, all consents, approvals and waivers under any loan or other agreements of CACI or Parent that are required in connection with the transactions contemplated hereby; and all filings, registrations, approvals and authorizations by or with, and notifications to, all governmental authorities, domestic or foreign, or other organizations required by CACI or Parent for consummation of the transactions contemplated by this Agreement shall have been made or received, and shall be in full force and effect, except for any consents, approvals or waivers or any filings, registrations, approvals, authorizations or notifications that, if not received or made, would not, in the aggregate, have a material adverse effect on the business, financial condition or operations of CACI or Parent.

	5.3.4	CENTECH shall have received an opinion of counsel to CACI in form and substance reasonably satisfactory to counsel to CENTECH, addressed to CENTECH, dated the date of the Effective Time, to the effect set forth in Exhibit C hereto.

	5.3.5	CACI shall have delivered to CENTECH such officers' certificates and such other documents as CENTECH shall reasonably request (other than additional opinions of counsel).

	5.3.6	Since the date of this Agreement there shall not have been any material adverse change of any nature in the financial condition, business, operations, properties or prospects of CACI and its Subsidiaries.

Article 6:    FAILURE OF CONSUMMATION

6.1	Methods of Termination. This Agreement may be terminated by written notice promptly given to the other parties hereto, at any time prior to the Closing:

	6.1.1	by mutual written consent of the Boards of Directors of CENTECH and CACI;

	6.1.2	by either CACI or CENTECH, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

	6.1.3	by CACI, if the Closing shall not have occurred on or before March 31, 2000 unless the absence of such occurrence shall be due to the failure of CACI or Parent (or their Subsidiaries or Affiliates) to perform in all material respects each of its material obligations under this Agreement required to be performed by it at or prior to the Closing; or

	6.1.4	by CENTECH, if the Closing shall not have occurred on or before March 31, 2000 unless the absence of such occurrence shall be due to the failure of CENTECH (or its Affiliates) to perform in all material respects each of its material obligations under this Agreement required to be performed by it at or prior to the Closing; or

	6.1.5	by CACI, if CENTECH shall have (i) withdrawn, modified or amended in any material respect its approval of this Agreement or the transactions contemplated herein, or (ii) taken any position inconsistent with such approval or recommendation, including, without limitation, having failed (without the consent of CACI) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval); or

	6.1.6	by CACI, in the event of a material breach by CENTECH of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to CENTECH; or

	6.1.7	by CENTECH, if CENTECH has received without prior solicitation an Acquisition Proposal and its outside legal counsel has advised the Board of Directors in writing that it would be a breach of their fiduciary responsibilities to refuse to entertain the Acquisition Proposal; or

	6.1.8	by CENTECH, in the event of a material breach by CACI or CACI of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to CACI; or

	6.1.9	by CENTECH, if CACI shall have withdrawn, modified or amended in any material respect its approval of this Agreement or the transactions contemplated hereby.

6.2	Effect of Failure of Consummation of the Acquisition. In the event of termination under Section 6.1 hereof or if the Acquisition is not consummated for any reason by the Closing Date, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective officers and directors to the other party except that in the event that this Agreement is terminated by CACI pursuant to Section 6.1.5 or by CENTECH pursuant to Section 6.1.7 hereof, CENTECH shall forthwith pay to CACI the amount set forth in Section 4.5. Notwithstanding the foregoing sentence, each party shall remain liable for any intentional breach of this Agreement prior to its termination.

Article 7:    DEFINITIONS AND MISCELLANEOUS

7.1	Definitions of Certain Terms. As used herein, the following terms shall have the following meanings:

Acquisition Proposal: as defined in Section 4.5 hereof.

Affiliate and Associate: as defined in the rules and regulations of the Securities Exchange Commission under the Securities Act of 1933.

CENTECH Plans: as defined in Section 2.11 hereof.

Closing: As defined in Section 1.6 hereof.

Department of State Contract: as defined in Section 4.11.10

Environmental Claim: any written notice by any governmental agency alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by CACI or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Federal Water Pollution Control Act (38 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 135 et seq.), and the Food, Drug and Cosmetic Act (15 U.S.C. 2000 et seq.), in each case as these laws have been amended or supplemented and any analogous foreign, state or local statutes and the regulations promulgated pursuant thereto.

ERISA: The Employee Retirement Income Security Act of 1974, as amended to date.

Escrow Agent, Escrow Agreement, and Escrow Fund: as defined in Section 1.5.

Financial Statements: Any balance sheets, statements of income, cash flows, or changes in equity, together with any notes, schedules, exhibits, comment, analyses, or other related materials, normally published or provided by the respective party to its stockholders.

Loss or Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses, expenditures, costs or expenses (including without limitation reasonable attorneys' fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received in respect thereof (in each case net of costs of recovery).

Materials of Environmental Concern: those substances or constituents which are regulated by, or form the basis of liability under, any Environmental Law.

Net Book Value of Assets: The aggregate value of the Assets less the aggregate value of the Liabilities,in each case measured as of the Closing Date, rather than the value attributed to such categories of assets and liabilities reflected on Schedule 1.1 and 1.2, respectively.

Novation Date: as defined in Section 4.11.10

Purchase Price: as defined in Section 1.4 hereof.

SEC: the Securities and Exchange Commission, or any governmental agency succeeding to its functions.

Securities Act: Securities Act of 1933, as amended.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned by CENTECH, CACI or their respective Subsidiaries.

7.2	Amendments and Supplements. At any time before or after the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by CENTECH and CACI and approved by their respective Boards of Directors.

7.3	Extensions and Waivers. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants or conditions contained herein except the condition set forth in Section 5.1.1 hereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.4	Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any fact or circumstance which either CACI or CENTECH may have as the result of such investigation or otherwise, CACI, on the one hand, and CENTECH on the other, shall each be entitled to rely upon the representations, warranties and covenants of the other in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing for a period of one (1) year after the Novation Date.

7.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

7.6	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or shall be finally settled by arbitration according to the Commercial Rules of the American Arbitration Association. The arbitration shall be conducted in Arlington, Virginia or Washington, D.C. before a tribunal composed of one or more arbitrators as the parties to the arbitration shall mutually agree. The award or decision made by the arbitrator(s) shall be binding upon the parties to such arbitration; provided, however, the parties hereto waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, and the arbitrator(s) is/are specifically divested hereby of any power to award damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages hereunder. Judgment upon any such award or decision may be entered in and enforced by any court of competent jurisdiction. Each party shall bear its own costs of such arbitration except that the prevailing party in the arbitration, as determined by the arbitrator(s), shall recover its reasonable attorneys' fees from the other party.

7.7	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To CACI:
CACI International Inc 1100 North Glebe Road Arlington, VA 22201 Attn: Dr. J. P. London, Chairman

With a copy to:
David W. Walker, Esq. Foley, Hoag & Eliot LLP One Post Office Square Boston, MA 02109

To CENTECH:
Century Technologies, Incorporated (CENTECH) 962 Wayne Avenue, Suite 500 Silver Spring, MD 20910-3378

With a copy to:
Arthur E. Cirulnick, Esq. Venable, Baetjer, Howard & Civiletti, LLP Suite 400 1615 L Street, N.W. Washington, DC 20036

7.8	Entire Agreement, Assignability, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (iii) shall not be assignable by operation of law or otherwise.

7.9	Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

7.10	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CACI, INC.

[SEAL]

	By:	/s/ Stephen L. Waechter

CFO

CACI INTERNATIONAL INC

[SEAL]

	By:	/s/ Stephen L. Waechter

CFO

CENTURY TECHNOLOGIES, INCORPORATED (CENTECH)

[SEAL]

	By:	/s/ Donald L. Campbell

President